THIS NON - EXCLUSIVE MARKETING AGENCY AGREEMENT

Made as of the 13th day of June, 2007

BETWEEN:

Wataire International Inc. a company incorporated in the
State of Washington, USA and Head Offices in California.
Suite 300, Warner Center , 21550 Oxnard Street, Woodland Hills ,CA 91367
(The “Company”)

AND
Access Energy Technologies Ltd.
Suite 1100 Airport Square
1200 West 73rd Ave
Vancouver, BC Canada V6P 6G5

(The “Agent”)
The Company is the legal and beneficial owner of all right, title, intellectual property, and interest in and to the trade name, copyright, brand and trademark “Wataire” with respect to the Product as herein and after defined.

A.
The Company is the legal and beneficial owner of Intellectual property and design of Water Generating Machines and has developed packaging, accessories and promotional materials for the purposes of its sale (the “Product”);

B.	The Marketing Agent has requested and the Company has agreed to grant to the Agent, the distribution and marketing rights for the Wataire Branded Product on the terms and conditions hereof.

NOW THEREFORE THIS NON - EXCLUSIVE AGREEMENT TO BUILD PRIVATE LABEL PRODUCTS WITNESSES
that in consideration of the premises and mutual covenants and agreements hereinafter set forth, with the Agent and the Company the Parties agree as follows:

1.00	APPOINTMENT

1.01
The Company hereby appoints the Marketing Agent its Private Label Branded sales representative within the country of Nigeria (The “Territory”) upon the terms and conditions hereinafter set forth and the Agent hereby accepts such appointment. Wataire at its sole discretion shall determine the scope of a Marketing Agent’s territory based on purchases, financial capacity and other considerations for each area sought by the Agent.

1.02
Non-Exclusivity of Appointment: Providing that the Marketing Agent has not breached any provisions of this agreement and provided further that the Marketing Agent diligently and faithfully carries out the duties and obligations imposed on it by this agreement, the Marketing Agent shall, during the term of this non-exclusive agreement, and any extended period of agreement or upon renewal of this agreement, be the designated Wataire marketing Agent of the Company within the specific Territory.

The Company, during the life of this current agreement, will not enter into an exclusive distribution agreement with another firm without first offering the current licensee the opportunity to make its own presentation and application for exclusivity. The Company’s decision as to any exclusivity will be based on an objective assessment of the capabilities of any applicant to effectively represent the Company and its products to the fullest possible commercial exploitation of the Company’s product offerings. In this circumstance if, in the Companies sole assessment, the Marketing Agent does not have the financial or marketing and service capacity to fulfill the needs of some Purchasers in the area ,the Company and the Marketing Agent agree to work together to complete the sale. If the Company does intervene, the Company shall negotiate a finders fee for the agent. This provision is to prevent lose of any prospective sale and insure cooperation between the Company and the Marketing Agent. The Marketing Agent shall be responsible for service work on these accounts.

1.03
Pricing Policy: While the Company does not wish to set pricing for the Marketing Agent the Company reserves the right to set Pricing for the Marketing Agent network to insure continuity and fair dealing.

1.04	Sub Agents: The company grants the right to the Marketing Agent to appoint Sales Dealers in the territory, such appointments shall be at the Marketing Agents own discretion and expense.

1.05	Sales activities: The company grants the non-exclusive rights to the Marketing Agent to market, promote and sell Private brand named products within the territory.

1.06
Sales quota: The Company reserves the right to complete sales in the territory if as above (1.02) in the Companies assessment the Marketing Agent is not satisfactorily serving prospective Buyers. The Company agrees that any sales or orders it generates directly or indirectly within the territory, or for use and operation within the territory will be counted as part of the Marketing Agents required sales quota.

Customer Inquiries.

The Company covenants and agrees that all inquiries with respect to, or orders for, Wataire brand Products received by the Company for the Territory, may be referred to the Marketing Agent for the Marketing Agent’s attention in accordance with the terms of this agreement.

The Marketing Agent covenants and agrees that all inquiries with respect to, or orders for the Product received by the Agent from outside of the Territory shall be referred to the Company for the attention of the Company or other agents of the Company.

2.00	TERM

The term of this non-exclusive agreement shall be for an initial period of 180 days and will commence immediately upon execution of this agreement.

Renewal.
The Company and the Marketing Agent agree to negotiate an extension to this agreement if within the term of this agreement, the Marketing Agent is in the effective cause of completing the terms contained within.

3.	OBLIGATIONS OF THE AGENT

During the term of this agreement the Marketing Agent shall use his best efforts to advertise and promote the private branded sale of the Products of the Company and to make regular and sufficient contact with the present and prospective customers of the Company in the Territory.

3.01
Upon request, supply the Company with quarterly records of all contacts made by the Marketing Agent’s representatives in the Territory. Supply the Company with records of all contacts made by the Marketing Agent’s representatives, to present and prospective customers of the Company in the Territory, including the manner of such contacts; and

3. 02
The Marketing Agent assumes all responsibilities and expenses for “After Sales Service”, and must work towards stocking a minimum quantity of replacement parts equal to 3-4% of their projected sales volume. The Company agrees to pass on the benefits of any warranty programs to the Marketing Agent offered by it’s suppliers. The Company currently offers a full one year parts replacement warranty.

3.03	Limit his sales activities to the Territories approved by the Company.

4.00	STATUS OF AGENT

4.01
The status of the Marketing Agent shall be that of an Independent Contractor and the Marketing Agent shall have no authority to assume or create any obligation whatsoever expressed or implied, in the name of the Company, or to bind the Company in any manner whatsoever.

4.02
The Marketing Agent shall have no authority hereunder to enter into any contract of sale or employment on behalf of the Company, or to endorse the Company’s checks, or to make allowances or adjustments on accounts for the return of merchandise, except pursuant to written authorization of the Company. The Company retains the right to review and approve of the legal language in any Dealer appointment agreement entered into by the Marketing Agent that will or could oblige the Company in any manner.

4.03
The Marketing Agent undertakes and agrees that he will not furnish to any customer or prospective customer, any warranties, undertakings, or guarantees of any nature whatsoever that may intend to involve the responsibility or liability of the Company unless authorized by the Company in writing. In the event that the Marketing Agent does allow or furnish to customers or prospective customers, warranties, undertakings or guarantees of any nature whatsoever, which might involve the responsibility or liability of the Company, and which is not authorized by the Company in writing, the Marketing Agent agrees to indemnify and save the Company harmless from any claims, demands, damages, costs or losses whatsoever arising out of or in any way connected with such warranties, undertakings or guarantees.

5.00	EXPENSES

5.01
Except as hereinafter provided, all expenses in connection with the Marketing Agent’s performance of this agreement and its activities as Marketing Agent for the Company, including, but not limited to travel, automobile, salaries and supplies, shall be borne by the Marketing Agent and he shall be solely responsible for the payment thereof.

At its discretion and in the interest of promoting sales the Company shall provide at its expense, technical information, access to marketing materials and technical personal in the territory for purposes of training, product launches, and trade shows.

6.00	ACCEPTANCE OF ORDERS

6.01
Orders received by the Marketing Agent for the purchase of its Branded Products of the Company shall not bind the Company until accepted by it. The Company reserves the sole and exclusive right to accept or reject any order. In the interests of duty and corporate growth the Company shall make every effort to complete it’s supplier obligations and agrees not to unreasonable or capriciously reject any orders obtained as a result of the efforts of the Marketing Agent. This condition is in part to protect us against supply shortages, acts of God, natural disasters and component supply problems.

7.00	OBLIGATIONS OF THE COMPANY

7.01	During the currency of this agreement the Company shall:

7.01.01	Permit the Marketing Agent to hold himself out as the area Marketing Agent, for the Wataire Brand Product in the Territory, and during any renewal term

7.01.02	Permit the Marketing Agent to use all intellectual property rights and know how and associate with the Product in the course of their performance of this agreement;

7.01.03	Provide technical and promotional materials, pricing information and other related materials as may be reasonably required to market the Product.

7.01.04	Provide to the Marketing Agent a commercially acceptable industry standard one-year parts replacement warranty for the Product.

8.00	PRICING AND TERMS

8.01	The Marketing Agent agrees to the minimum purchase quantity as follows:

8.01.01	Initial order of one 40-ft container of WII-4010 units for designated territory as described above. This product order shall be placed within first 90 days of signing the agreement.

8.01.02	Annual minimum quantities of 3 - 40 ft. containers). with a minimum one container purchase every 120 days

8.01.03	All purchases by the Marketing Agent will be on a FOB factory basis.

8.01.04
The sales price of the commercial industrial units, the W II-4010 units and all future product will be subject to price change under the terms of this contract, in USD and are to be determined as equipment is ordered.

I)	CI - 2500 LPD units @ Price to be determined
II)	CI - 5000 LPD units @ Price to be determined
III)	W I I-4010, 1 to 3 Containers @ Price to be determined
IV)	W I I-4010, 4 to 10 and more Containers will be @ Price to be determined

8.01.05
An Irrevocable Transferable Letter of Credit for the minimum required purchase as per section 8.01.01 posted with a financial Institution acceptable to the company within 90 days of the signing of this agreement is required.

8.01.06
The Company will facilitate orders immediately upon receiving the irrevocable Letter of Credit, and shall make its best effort to deliver or ship all goods within 12-14 weeks of receiving the Letter of Credit.

9.00	NON-COMPETITION

9.01	If and when this Marketing Agency Agreement becomes exclusive for an area the

9.02
Agent hereby covenants and agrees that he will from that date forward not, during the term of that exclusive agreement and for three years following the termination of said agreement, whether as an officer, employee, agent, director, shareholder, partner, or otherwise be engaged in, be connected with, invest in, loan money to, or hold shares in any business or any corporation which carries on a similar business. This requirement includes the manufacture, distribution or sales of the products or any other similar products governed by that exclusive agreement or any renewals, modifications, or extensions hereof. These conditions shall not be binding upon the Marketing Agent, if for any reasons the Company terminates its business in the countries where it is incorporated.

10.00	TERMINATION WITHOUT NOTICE

10.01	The Company may, in its sole discretion, terminate this agreement without notice or delay on the happening of any of the following events:

10.01.01	The Marketing Agent breaching any of the terms or conditions of this agreement;

10.01.02	The Marketing Agent becoming insolvent or being unable to pay his debts as they generally become due;

10.01.03	The Marketing Agent making an assignment for the benefit of his creditors or being petitioned into Bankruptcy;

10.01.04	A Receiver or Trustee in Bankruptcy of the Marketing Agent being appointed; or

10.01.05
The Marketing Agent is not being the effective cause of the sale of a minimum of 50% of the agreed annual quantities by the end of the first 12 months. In the event of termination for failure to reach the required sale targets, the marketing Agent shall continue to be obligated under this agreement as set out herein, for any sales or dealership agreements entered into prior to the date of termination.

11.00	GENERAL PROVISIONS

11.01
Force Majeure. In the Event of an inability or failure by the Company to manufacture, supply or ship any of the Product by reason of any fire, explosion, war, riot, strike, walk out, labor controversy, flood, shortage of water, power, labor, or transportation facilities of necessary materials or supplies. Default or failure of a Carrier, breakdown in or the loss of production or anticipated production from plant or equipment, act of God or public enemy, any law, act or order of any court, board, government or other authority of competent jurisdiction, or any other direct cause (whether or not of the same character as the foregoing) beyond the reasonable control of the Company, then the Company shall not be liable to the Marketing Agent during the period and to the extent of such inability or failure. Deliveries omitted in whole or in part while such inability remains in effect shall be cancelled.

11.02
Governing Law. This agreement shall be made and construed in accordance with the laws of the State of California, USA. All disputes arising from or in connection with this contract shall if possible be settled amicably through friendly negotiation. In case no settlement can be reached thereby the dispute may, if either Party so requires, be resolved by arbitration, to be approved by mutual consent.

11.03
Entire Agreement. This agreement together with all other documents incorporated by reference shall constitute the entire agreement between the Company and the Marketing Agent. With respect to all matters herein it is agreed that its execution has not been induced by, nor does the Company or the Marketing Agent rely upon or regard as material, any representations or writing whatsoever not incorporated herein and made a part hereof and this agreement shall not be amended, altered or qualified except by memorandum in writing signed by the Company and the Marketing Agent. Any amendment, alteration or qualification hereof shall be null and void and shall not be binding upon any party who has not given its consent aforesaid.

11.04	Time of the Essence. Time shall be of the essence of this agreement and every part hereof.

11.05
Notice. Any notice, demand or other communication by the terms hereof required or permitted to be given by one party to another shall be given in writing by registered mail, postage prepaid, addressed to such other party or delivered to such other part as follows:

COMPANY:
Wataire International Inc.
Suite 300, Warner Center
21550 Oxnard Street, Woodland Hills
California 91367

AGENT:
Access Energy Technologies Ltd.
Suite 1100 Airport Square
1200 West 73rd Ave
Vancouver, BC Canada V6P 6G5

Or such other address as may be given by any of the parties. Any notice required or permitted under this agreement shall be in writing and shall be deemed to be
Given upon the date of personal delivery or within 10 days of being sent by Courier or as registered mail postage prepaid and addressed to the addressee at the last address recorded on the records of the Company. Provided however, that during any postal interruption, the said 10 days period shall not be deemed to commence running until after the termination of such postal interruption.

11.06
Non-Waiver. No waiver by any party of any breach by any other party of any of its covenants, obligations and agreements hereunder shall be a waiver of any subsequent breach of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

11.07
Number and Gender. All terms and words used in this agreement regardless of the number and gender in which they are used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine or feminine or neuter as the context or sense of this agreement or any paragraph or clause herein may require, the same as if such words would have been fully and properly written in the appropriate number and gender.

IN WITNESS WHEREOF the parties hereto as of the day and year first above written have duly executed this agreement.

SIGNED, SEALED AND DELIVERED
In the presence of:	Wataire International Inc

Name	Per

Address		Authorized Signatory
June-13-2007

Occupation

SIGNED, SEALED AND DELIVERED	Access Energy Technologies Inc
In the presence of:

Name	Per

Address		Authorized Signatory
June-13-2007

Occupation